                               McGRAW-HILL, INC.

                 SCHEDULE VIII - RESERVE FOR DOUBTFUL ACCOUNTS

                  Years ended December 31, 1993, 1992 and 1991
                             (Thousands of dollars)


        Balance at    Additions                              Balance
        beginning      charged                               at end
Year     of year      to income   Deductions     Other       of year
- ----    ----------    ---------   ----------    ------       -------
                                       (A)
1993     $80,768       $60,401      $65,534    $3,826 (B)    $79,461

1992      74,157        64,067       57,516        60 (C)     80,768


1991      64,328        61,972       52,209        66 (D)     74,157




(A)   Accounts written off, less recoveries.

      Reserves acquired in connection with the purchase of:


           (B)  Macmillan/McGraw-Hill School Publishing Co.

           (C)  Geo. S. Bush & Co., Inc.

           (D)  W.N. Proctor Co., Inc. and Castelazo & Associates.

                               McGRAW-HILL, INC.

                      SCHEDULE IX - SHORT-TERM BORROWINGS
                  Years ended December 31, 1993, 1992 and 1991
                             (Thousands of dollars)


                                                                  (B)
                                                       (A)      Weighted
                                          Maximum    Average    average
                                          amount     amount     interest
       Category of   Balance   Weighted   outstand-  outstand-  rate
       aggregate     at end    average    ing dur-   ing dur-   during
       short-term      of      interest   ing the    ing the    the
Year   borrowing     period      rate     period     period     period
- ----  ------------   --------  --------   --------   --------   --------
1993  Commercial
        Paper        $167,700    3.3%     $406,000   $121,767     3.3%
      Foreign
       Currency
        Bank Loans      3,080    5.1         3,777      3,256     6.1
                     --------
                     $170,780
                     ========

1992  Commercial
        Paper (c)    $120,460    3.4%     $146,000   $ 99,300     4.2%
      Foreign
       Currency
        Bank Loans      3,746    7.7         8,447      5,807     9.5
                     --------
                     $124,206
                     ========


1991  Commercial
        Paper        $121,100    5.0%     $138,600    $ 90,700    6.3%
      Foreign
       Currency
        Bank Loans      5,818    9.9        16,200      10,800   10.5
                     --------
                     $126,918
                     ========


(A) The average amount outstanding during the period was computed by dividing the sum of the average monthly outstanding principal amounts by 12.

(B) The weighted average interest rate during the period was computed by dividing actual interest expense by average short-term debt outstanding.

(C)  Includes $1,960 of Domestic Bank Loans.

                           SCHEDULE X - SUPPLEMENTARY
                          INCOME STATEMENT INFORMATION

                  Years ended December 31, 1993, 1992 and 1991
                             (Thousands of dollars)




               Item              1993            1992            1991
               ----              ----            ----            ----
               Royalties       $68,695          $64,950         $60,395
                               =======          =======         =======


               Advertising     $51,488          $48,828         $49,952
                               =======          =======         =======